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EXHIBIT 10.2A
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

    This First Amendment to Employment Agreement (this “Amendment”) is made and entered into this 22nd day of February, 2007 (but effective as of January 1, 2005), by and between MB Financial, Inc. (the “Corporation”) and Mitchell Feiger (the “Executive”).

WHEREAS, the Executive and the Corporation are parties to that certain Employment Agreement dated effective January 1, 2003 (the “Employment Agreement”); and

WHEREAS, in order to ensure that the Employment Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended, the Executive and the Corporation wish to amend the Employment Agreement in the manner herein provided.

NOW, THEREFORE, in consideration of the foregoing, and of the respective agreements of the parties herein, it is AGREED as follows:

1.  A new Section 21 is added to the Employment Agreement, to read as follows:

"21.    Compliance with Code Section 409A.

    (a) General. It is intended that this Agreement comply with the provisions of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder (referred to herein as “Section 409A”) so as to not subject the Executive to the payment of additional interest and taxes under Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent Section 409A would result in the Executive being subject to the payment of additional income taxes or interest under Section 409A, the parties agree to amend the Agreement in order to avoid the application of such taxes and interest.

      (b) Specific Provisions.

        (1)     Termination of Employment. For purposes of Section 7 of this Agreement, no termination of employment shall be considered to have occurred unless such termination of employment also qualifies as a “separation from service” within the meaning of Section 409A.

                  (2)    Delayed Payments. Notwithstanding any provision in the Agreement to the contrary, as needed to comply with Section 409A, if the Executive is a “specified employee” (within the meaning of Section 409A), payments due under Section 7 shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following the Executive’s separation from service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh month following the Executive’s separation from service (or, if earlier, the date of the Executive’s death).

           (3)     Section 162(m) Delays. Deferred Payments under Section 4(b) of this Agreement shall be paid upon the earliest date that the Corporation reasonably anticipates that the deduction of the payment will not be limited by Code Section 162(m) or the calendar year in which the Executive separates from service.

     (c) Treatment as Separation Pay. This Section 21 shall not apply to the extent such payments can be considered to be separation pay that is not part of a deferred compensation arrangement under Section 409A. If permitted by Section 409A, cash payments to the Executive pursuant to Section 7 shall be considered first to come from separation pay.”

2.  The terms of the Employment Agreement as in effect prior to this Amendment that are not amended hereby shall be and remain in full force and effect and are not affected by this Amendment.

3. This Amendment may be executed in counterparts, each of which shall be an original and together shall constitute one agreement.

[Signature page follows]

The parties have executed this Amendment as of the day and year first above written.

Attest:      MB FINANCIAL, INC.

/s/ Doria L. Koros	By: /s/ Jill E. York
Doria L. Koros	Jill E. York
Secretary	Vice President and Chief Financial Officer

EXECUTIVE
/s/ Mitchell Feiger
Mitchell Feiger
President and Chief Executive Officer